Exhibit 10.1
Caterpillar Inc.
2006 Long-Term Incentive Plan
Restricted Stock Units
Subject to Transfer Restrictions

March 1, 2010

On March 1, 2010 (the “Grant Date”), pursuant to an equity award grant made by Caterpillar Inc. (the “Company”) under the Company’s 2006 Long-Term Incentive Plan (the “Plan”), you, James W. Owens, received an equity award of 300,000 restricted stock units (the “RSUs”).  This document specifies the material terms and provisions applicable to such award (the “RSU Award”).

Vesting
Your RSUs will vest on November 1, 2010 (the “Vesting Date”) provided you are continuously employed by the Company through October 31, 2010, except as otherwise provided below. If your employment terminates for any reason other than disability or death (as described more fully below) prior to October 31, 2010, the RSU Award will be forfeited.

Upon vesting of the RSUs, you will receive shares of common stock of the Company equal to the number of RSUs awarded, less any shares withheld to satisfy mandatory tax withholding requirements. The shares of Company common stock will be issued with Transfer Restrictions (as described below).

Voting Rights
During the period between the Grant Date and the Vesting Date (the “Vesting Period”), you are not entitled to voting rights with respect to the RSUs.  When shares of Company common stock are issued upon vesting of the RSUs, you then will have full voting rights with respect to the shares issued.

Dividends and Other Distributions
During the Vesting Period, you will not receive dividends or any other distributions (e.g., dividend equivalents) with respect to the RSUs.  When shares of Company common stock are issued upon vesting of the RSUs, you then will have dividend rights with respect to the shares issued.

Termination of Employment
Termination of employment with the Company will impact the RSU Award as follows:

•
Disability or Death: If your employment terminates on, or prior to, October 31, 2010, by reason of disability or death, the RSUs will become fully vested and shares of Company common stock, without Transfer Restrictions, will be issued either to you or your designated beneficiary, as applicable. For this purpose, you will be considered disabled if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

•	Other: If your employment with the Company terminates for any reason other than disability or death prior to October 31, 2010, all non-vested RSUs will be immediately forfeited.

Transfer Restrictions
If the RSUs become fully vested on November 1, 2010, shares of Company common stock will be issued subject to the following terms and conditions:

•
Transfer Restrictions:  The shares may not be assigned, transferred, pledged or hypothecated in any way (the “Transfer Restrictions”) until three-years after the Grant Date. The Transfer Restrictions will expire on the third anniversary of the Grant Date, upon a “Change in Control” as defined in the Plan or upon your death.

•	Voting Rights: The shares will have full voting rights from the time the RSUs vest and shares of Company common stock are issued.

•	Dividends and Other Distributions: The shares will have full dividend rights from the time the RSUs vest and shares of Company common stock are issued.

Transferability of Award
After the RSUs vest and shares of Company common stock are issued and the Transfer Restrictions expire, you will have the ability to transfer your shares.

The RSU Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect.

Designation of Beneficiary
If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your benefits under the Plan will be paid upon your death. If you do not designate a beneficiary, any benefits payable pursuant to the Plan upon your death will be paid to your estate.

Administration of the Plan
The RSU Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this document and the terms and provisions of the Plan, the provisions of the Plan shall control.

Tax Impact
Please refer to the Plan Prospectus for a general description of the U.S. federal tax consequences of an RSU Award. You may also wish to consult with your personal tax advisor regarding how the RSU Award impacts your individual tax situation.

Compliance with Securities Laws
The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and others, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed. Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Effect on Other Benefits
The RSU Award is not intended to impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company and any of its subsidiaries or affiliates.

Further Information
For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of the prospectus and the Plan can be obtained from the Executive Compensation intranet Web site at https://hsd.cat.com/executivecompensation. If you have any questions regarding your equity compensation under the Plan, please contact Paul Gaeto, Director of Compensation + Benefits at (309) 675-5624.